                                                                                                                          Exhibit 12

                                                                   REGENCY CENTERS CORPORATION

                                                              Ratio of Earnings to Fixed Charges
                                                                      (amounts in thousands)

                                                        Six Months Ended               For the Years Ended
                                                    ----------------------  -------------------------------------------------------
                                                    06/30/2004   06/30/2003    2003      2002        2001       2000         1999
                                                                               ----      ----        ----       ----         ----

Continuing Operations (before minority interest)      57,441       58,333    143,581    113,853     113,177    102,155      91,339
Less:  Minority interest                                 (31)         (97)      (284)      (319)       (323)      (307)     (2,265)
Subtract: equity in income of
   unconsolidated partnerships                        (4,689)      (4,320)   (11,276)    (5,764)     (3,439)    (3,139)     (4,688)
Add:  distributions from operations JV's               7,266        4,929     14,760      5,522       1,801          -           -
Add:  distributions from investment JV's              18,108       10,303     20,483     11,784      15,011      3,110         704
Add:  fixed charges                                   60,997       67,889    133,480    133,705     132,051    118,942      85,709
Subtract:  preferred unit and stock distributions    (12,957)     (18,849)   (34,001)   (36,333)    (36,440)   (32,418)    (14,613)
Subtract:  capitalized interest                       (6,504)      (6,192)   (13,106)   (13,753)    (21,195)   (14,553)    (11,029)
                                                    ----------------------  -------------------------------------------------------
     Earnings                                        119,631      111,996    253,637    208,695     200,643    173,790     145,157
                                                    ----------------------  -------------------------------------------------------

Preferred unit distribution                           10,163       17,489     29,826     33,475      33,475     29,601      12,368
Preferred stock dividend                               2,794        1,360      4,175      2,858       2,965      2,817       2,245
Interest expense                                      41,536       42,848     86,373     83,619      74,416     71,971      60,067
Capitalized interest                                   6,504        6,192     13,106     13,753      21,195     14,553      11,029
                                                    ----------------------  -------------------------------------------------------
   Total fixed charges                                60,997       67,889    133,480    133,705     132,051    118,942      85,709
                                                    ----------------------  -------------------------------------------------------

Ratio of earnings to fixed charges                       2.0          1.6        1.9        1.6         1.5        1.5         1.7
                                                    ======================  =======================================================